Exhibit 3.15


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               J.B. SMITH MFG CO.



TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

         J.B. Smith Mfg Co. (the "Corporation"), a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the "Act"), for the purposes of amending and restating its certificate of incorporation, does hereby submit the following:

A. The name of the Corporation is J.B. Smith Mfg Co. The name under which the Corporation was originally incorporated is Preferred Pipe Products, Inc.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on March 3, 1989 (as amended from time to time, the "Certificate of Incorporation").

C. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1080 of the Act after being adopted and approved by the directors and shareholders.

D. The Certificate of Incorporation is hereby restated to read in its entirety as follows:

                                    ARTICLE I
                                      Name

         The name of this Corporation is:  J.B. Smith Mfg Co.

                                   ARTICLE II
                           Registered Office and Agent

         The address of the registered office of the Corporation in the State of Oklahoma is 115 S.W. 89th Street, Oklahoma City, OK 73139-8511. The Corporation's registered agent at such address is Corporation Service Company.

                                   ARTICLE III
                                    Duration

         The duration of the Corporation is perpetual.

                                   ARTICLE IV
                                    Purposes

         The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

                                    ARTICLE V
                               Authorized Capital

         The total number of shares of capital stock which the Corporation has authority to issue is one thousand (1,000), all of which is designated as Common Stock par value $1.00 per share.

                                   ARTICLE VI
                           Attributes of Capital Stock

         Each share of Common Stock shall be equal to each other share of Common Stock and, when issued, shall be fully paid and nonassessable, and the private property of shareholders shall not be liable for corporate debts. The holders of Common Stock of the Corporation shall each be entitled to share in any dividends of the Corporation ratably, if, as, and when declared by the Board of Directors.

         Each holder of record of Common Stock shall have one vote for each share of Common Stock outstanding in his name on the books of the Corporation and shall be entitled to vote said stock.

         In the event of any voluntary or involuntary liquidation, distribution, or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

                                   ARTICLE VII
                               Board Of Directors

         The number of directors of this Corporation shall be as specified in by the By-Laws, and such number may from time to time be increased or decreased under the By-Laws or any amendment, or change thereof, upon resolution of the Board of Directors. Directors and officers need not be shareholders. In case of vacancies in the Board of Directors, including vacancies occurring by reason of an increase in the number of Directors, a majority of the remaining members of the Board, even though less than a quorum, may elect directors to fill such vacancies to hold office until the next annual meeting of the shareholders.

                                  ARTICLE VIII
                                 Indemnification

         Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding; provided, however, that the Corporation shall not indemnify any such person in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct, or to have not acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provisions currently in effect or hereafter adopted by the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

                                   ARTICLE VIV
                             Exculpatory Provisions

         No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the Oklahoma General Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer and attested to by its assistant secretary this 4th day of August, 2004.

                                                    J.B. Smith Mfg Co. an
                                                         Oklahoma Corporation


                                                    By: /s/ Dale B. Smith
                                                        ------------------------
                                                        Dale B. Smith
                                                        Chief Executive Officer


ATTEST:

/s/ Darrell Jean
------------------------------------
Darrell Jean
Assistant Secretary